Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	March 11, 2013

For more information contact: Moishe Gubin, Chairman of the Board or

Thomas A. Procelli, Chief Operating Officer at (954) 776-2332

OPTIMUMBANK ANNOUNCES THE APPOINTMENT OF JEFFRY T. WAGNER AS CHIEF FINANCIAL OFFICER

Fort Lauderdale, FL (March 11, 2013) – OptimumBank Holdings, Inc. (NASDAQ: OPHC), the parent company of OptimumBank (“Company”), announced today the appointment of Jeffry T. Wagner as Chief Financial Officer, effective today, and subject to regulatory approval. Mr. Wagner brings strong financial foresight and integrity to the role. “His ability to handle the issues of financial management and anticipate the concerns facing the banking industry is impressive and of great value to the Company. With strong analytical skills and assertiveness, Mr. Wagner will focus his efforts on helping us continue to improve the NIM (Net Interest Margin) which is currently at a two year high. We are confident Mr. Wagner has the ability to set forth the initiatives and strategies necessary to improve the performance of OptimumBank”, said Moishe Gubin, Chairman of the Board.

Prior to joining the Company, Mr. Wagner served CFO, Executive Officer and Treasurer of Florida Business Bank in Melbourne, Florida, from 2007 to 2012. From 2002-2006, Mr. Wagner was President of Jeff Wagner Consulting LLC, specializing in business plans, consolidation planning, modeling, settlements, growth planning and other assignments, as well as providing interim or part-time CFO services. Prior to that, he was Senior Vice President, Director of Planning and Analysis for Huntington Bancshares in Columbus, Ohio.

“We are proud to have Jeffry Wagner associated with this Company and we have every confidence in him and the future of this Company”, said Mr. Gubin.

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308

Phone: (954) 776-2332                     Toll-Free (888) 991-BANK                     Fax: (954) 776-2281